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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)

                                SupportSoft, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    868587106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


                               Page 1 of 15 pages

CUSIP No. 868587106                                           Page 2 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel VI L.P. ("A6")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,396,493 shares, except that Accel VI Associates L.L.C.
                        ("A6A"),  the  general  partner  of A6, may be deemed to
                        have  sole  power to vote  these  shares,  and  James W.
                        Breyer ("Breyer"), Arthur C. Patterson ("Patterson"), G.
                        Carter Sednaoui ("Sednaoui"), James R. Swartz ("Swartz")
                        and J. Peter Wagner ("Wagner"),  the managing members of
                        A6A,  may be deemed to have  shared  power to vote these
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,396,493  shares,  except that A6A, the general partner
    WITH                of A6,  may be deemed to have sole  power to  dispose of
                        these shares, and Breyer,  Patterson,  Sednaoui,  Swartz
                        and Wagner,  the managing  members of A6A, may be deemed
                        to  have  shared  power  to  dispose  of  these  shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,396,493 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 868587106                                           Page 3 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel VI Associates L.L.C. ("A6A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        Each 2,396,493  shares,  all of which are directly owned
                        by A6. A6A, the general  partner of A6, may be deemed to
                        have  sole  power  to vote  these  shares,  and  Breyer,
                        Patterson,  Sednaoui,  Swartz and Wagner,  the  managing
                        members of A6A,  may be deemed to have  shared  power to
                        vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,396,493 shares, all of which are directly owned by A6.
    WITH                A6A,  the  general  partner of A6, may be deemed to have
                        sole  power to  dispose  of these  shares,  and  Breyer,
                        Patterson,  Sednaoui,  Swartz and Wagner,  the  managing
                        members of A6A,  may be deemed to have  shared  power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,396,493 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 868587106                                           Page 4 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Internet Fund II L.P. ("AIF2")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        306,187  shares,  except  that  Accel  Internet  Fund II
                        Associates  L.L.C.  ("AIF2A"),  the  general  partner of
                        AIF2,  may be deemed to have  sole  power to vote  these
                        shares,  and  Breyer,  Patterson,  Sednaoui,  Swartz and
                        Wagner,  the managing members of AIF2A, may be deemed to
                        have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               306,187 shares,  except that AIF2A,  the general partner
    WITH                of AIF2,  may be deemed to have sole power to dispose of
                        these shares, and Breyer,  Patterson,  Sednaoui,  Swartz
                        and Wagner, the managing members of AIF2A, may be deemed
                        to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      306,187 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 868587106                                           Page 5 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Internet Fund II Associates L.L.C. ("AIF2A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        306,187 shares,  all of which are owned by AIF2.  AIF2A,
                        the general  partner of AIF2, may be deemed to have sole
                        power  to vote  these  shares,  and  Breyer,  Patterson,
                        Sednaoui,  Swartz and Wagner,  the  managing  members of
                        AIF2A,  may be deemed to have shared power to vote these
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               306,187 shares,  all of which are owned by AIF2.  AIF2A,
    WITH                the general  partner of AIF2, may be deemed to have sole
                        power to dispose of these shares, and Breyer, Patterson,
                        Sednaoui,  Swartz and Wagner,  the  managing  members of
                        AIF2A,  may be deemed to have shared power to dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      306,187 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 868587106                                           Page 6 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Keiretsu VI L.P. ("AK6")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        38,273 shares,  except that Accel Keiretsu VI Associates
                        L.L.C.  ("AK6A"),  the  general  partner of AK6,  may be
                        deemed  to have sole  power to vote  these  shares,  and
                        Breyer,  Patterson,  Sednaoui,  Swartz and  Wagner,  the
                        managing  members of AK6A,  may be deemed to have shared
                        power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               38,273 shares,  except that AK6A, the general partner of
    WITH                AK6,  may be  deemed to have sole  power to  dispose  of
                        these shares, and Breyer,  Patterson,  Sednaoui,  Swartz
                        and Wagner,  the managing members of AK6A, may be deemed
                        to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      38,273 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 868587106                                           Page 7 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Keiretsu VI Associates L.L.C. ("AK6A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        38,273  shares,  all of which are directly owned by AK6.
                        AK6A, the general  partner of AK6, may be deemed to have
                        sole power to vote these shares, and Breyer,  Patterson,
                        Sednaoui,  Swartz and Wagner,  the  managing  members of
                        AK6A,  may be deemed to have shared  power to vote these
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               38,273  shares,  all of which are directly owned by AK6.
    WITH                AK6A, the general  partner of AK6, may be deemed to have
                        sole  power to  dispose  of these  shares,  and  Breyer,
                        Patterson,  Sednaoui,  Swartz and Wagner,  the  managing
                        members of AK6A,  may be deemed to have shared  power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      38,273 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 868587106                                           Page 8 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Investors '98 L.P. ("AI98")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        203,144 shares, except that Breyer, Patterson, Sednaoui,
                        Swartz and Wagner,  the general partners of AI98, may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               203,144 shares, except that Breyer, Patterson, Sednaoui,
    WITH                Swartz and Wagner,  the general partners of AI98, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      203,144 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 868587106                                           Page 9 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      James W. Breyer ("Breyer")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,944,097  shares, of which 2,396,493 are directly owned
  OWNED BY              by A6,  306,187 are directly  owned by AIF2,  38,273 are
    EACH                directly  owned by AK6 and 203,144 are directly owned by
  REPORTING             AI98.  Breyer is a managing  member of A6A,  the general
   PERSON               partner of A6, a managing  member of AIF2A,  the general
    WITH                partner of AIF2, a managing  member of AK6A, the general
                        partner of AK6 and a general  partner of AI98 and may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,944,097 shares, of which 2,396,493 are directly owned by A6, 306,187 are directly owned by AIF2, 38,273 are directly owned by AK6 and 203,144 are directly owned by AI98. Breyer is a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of AIF2, a managing member of AK6A, the general partner of AK6 and a general partner of AI98 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,944,097 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 868587106                                          Page 10 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Arthur C. Patterson ("Patterson")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,944,097  shares, of which 2,396,493 are directly owned
  OWNED BY              by A6,  306,187 are directly  owned by AIF2,  38,273 are
    EACH                directly  owned by AK6 and 203,144 are directly owned by
  REPORTING             AI98. Patterson is a managing member of A6A, the general
   PERSON               partner of A6, a managing  member of AIF2A,  the general
    WITH                partner of AIF2, a managing  member of AK6A, the general
                        partner of AK6 and a general  partner of AI98 and may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,944,097 shares, of which 2,396,493 are directly owned by A6, 306,187 are directly owned by AIF2, 38,273 are directly owned by AK6 and 203,144 are directly owned by AI98. Patterson is a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of AIF2, a managing member of AK6A, the general partner of AK6 and a general partner of AI98 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,944,097 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 868587106                                          Page 11 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      G. Carter Sednaoui ("Sednaoui")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,944,097  shares, of which 2,396,493 are directly owned
  OWNED BY              by A6,  306,187 are directly  owned by AIF2,  38,273 are
    EACH                directly  owned by AK6 and 203,144 are directly owned by
  REPORTING             AI98.  Sednaoui is a managing member of A6A, the general
   PERSON               partner of A6, a managing  member of AIF2A,  the general
    WITH                partner of AIF2, a managing  member of AK6A, the general
                        partner of AK6 and a general  partner of AI98 and may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,944,097 shares, of which 2,396,493 are directly owned by A6, 306,187 are directly owned by AIF2, 38,273 are directly owned by AK6 and 203,144 are directly owned by AI98. Sednaoui is a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of AIF2, a managing member of AK6A, the general partner of AK6 and a general partner of AI98 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,944,097 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 868587106                                          Page 12 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      James R. Swartz ("Swartz")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,944,097  shares, of which 2,396,493 are directly owned
  OWNED BY              by A6,  306,187 are directly  owned by AIF2,  38,273 are
    EACH                directly  owned by AK6 and 203,144 are directly owned by
  REPORTING             AI98.  Swartz is a managing  member of A6A,  the general
   PERSON               partner of A6, a managing  member of AIF2A,  the general
    WITH                partner of AIF2, a managing  member of AK6A, the general
                        partner of AK6 and a general  partner of AI98 and may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,944,097 shares, of which 2,396,493 are directly owned by A6, 306,187 are directly owned by AIF2, 38,273 are directly owned by AK6 and 203,144 are directly owned by AI98. Swartz is a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of AIF2, a managing member of AK6A, the general partner of AK6 and a general partner of AI98 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,944,097 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 868587106                                          Page 13 of 15 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      J. Peter Wagner ("Wagner")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,944,097  shares, of which 2,396,493 are directly owned
  OWNED BY              by A6,  306,187 are directly  owned by AIF2,  38,273 are
    EACH                directly  owned by AK6 and 203,144 are directly owned by
  REPORTING             AI98.  Wagner is a managing  member of A6A,  the general
   PERSON               partner of A6, a managing  member of AIF2A,  the general
    WITH                partner of AIF2, a managing  member of AK6A, the general
                        partner of AK6 and a general  partner of AI98 and may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,944,097 shares, of which 2,396,493 are directly owned by A6, 306,187 are directly owned by AIF2, 38,273 are directly owned by AK6 and 203,144 are directly owned by AI98. Wagner is a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of AIF2, a managing member of AK6A, the general partner of AK6 and a general partner of AI98 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,944,097 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                             Page 14 of 15 Pages

This Amendment No. 2 amends Amendment No. 1 to the Statement on 13(G) filed by Accel VI L.P., a Delaware limited partnership ("A6"), Accel VI Associates L.L.C., a Delaware limited liability company and the general partner of A6 ("A6A"), Accel Internet Fund II L.P., a Delaware limited partnership ("AIF2"), Accel Internet Fund II Associates L.L.C., a Delaware limited liability company and the general partner of AIF2 ("AIF2A"), Accel Keiretsu VI L.P., a Delaware limited partnership ("AK6"), Accel Keiretsu VI Associates L.L.C., a Delaware limited liability company and the general partner of AK6 ("AK6A"), Accel Investors '98 L.P., a Delaware limited partnership ("AI98"), James W. Breyer ("Breyer"), a managing member of A6A, AIF2A and AK6A and a general partner of AI98, Arthur C. Patterson ("Patterson"), a managing member of A6A, AIF2A and AK6A and a general partner of AI98, G. Carter Sednaoui ("Sednaoui"), a managing member of A6A, AIF2A and AK6A and a general partner of AI98, James R. Swartz ("Swartz"), a managing member of A6A, AIF2A and AK6A and a general partner of AI98 and J. Peter Wagner ("Wagner"), a managing member of A6A, AIF2A and AK6A and a general partner of AI98. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 2.

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this statement is provided as of December 31, 2002.

      (a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
      (b)   Percent  of  class:  See Row 11 of cover  page  for  each  Reporting
            Person.
      (c)   Number of shares as to which the person has:
            (i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
            (ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
            (iii) Sole power to dispose or to direct the  disposition of See Row
                  7 of cover page for each Reporting Person.
            (iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_| Yes

                                                             Page 15 of 15 Pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2003

Entities:

Accel VI L.P.
Accel VI Associates L.L.C.
Accel Internet Fund II L.P.
Accel Internet Fund II Associates L.L.C.    By: /s/ Alan K. Austin
Accel Keiretsu VI L.P.                          --------------------------------
Accel Keiretsu VI Associates L.L.C.             Alan K. Austin, Attorney-in-fact
Accel Investors '98 L.P.                        for above-listed entities

Individuals:

James W. Breyer
Arthur C. Patterson
G. Carter Sednaoui
James R. Swartz
J. Peter Wagner                             By: /s/ Alan K. Austin
                                                --------------------------------
                                                Alan K. Austin, Attorney-in-fact
                                                for above-listed individuals